Exhibit 99.2

Statement by Cubic’s Board of Directors

We are deeply saddened to announce that our founder, chairman and long-time CEO Walter J. Zable passed away June 23, 2012.

Walt’s energy, passion and work ethic surpassed many of his contemporaries. He was known to be the world’s oldest CEO of a publicly traded company at the age of 97. His legacy is unmatched. Today, the company’s defense business is a component of national security for the United States and over 35 allied nations. In transportation,  Cubic is the market leader in fare collection systems and enables 10 billion passengers rides annually in 40 major markets worldwide.

Walt’s greatest love was people- especially his son Walter C. and daughter Karen. Walter J. Zable was an extraordinary man, one we will miss greatly.